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                                                                     Exhibit 8.1


            [Letterhead of Fried, Frank, Harris, Shriver & Jacobson]


                                                                    212-859-8210
                                                             (FAX: 212-859-8588)
May 30, 1997

Petrolite Corporation
369 Marshall Avenue
St. Louis, Missouri 63119

                 RE: FEDERAL INCOME TAX CONSEQUENCES OF MERGER OF BAKER HUGHES DELAWARE, INC. INTO PETROLITE CORPORATION.

Gentlemen and Ladies:

         In connection with the merger of Baker Hughes Missouri, Inc. ("Merger Sub"), a newly formed, wholly-owned direct subsidiary of Baker Hughes Incorporated ("Baker Hughes"), with and into Wm. S. Barnickel & Company ("Barnickel") and the subsequent merger (the "Petrolite Merger") of Baker Hughes Delaware, Inc. ("Merger Grandsub"), a newly formed wholly-owned direct subsidiary of Merger Sub, with and into Petrolite Corporation ("Petrolite"), you have requested our opinion as to certain federal income tax consequences of the Petrolite Merger, pursuant to which Petrolite will become a wholly-owned subsidiary of Barnickel.

         In reaching the opinion expressed below, we have reviewed and relied on (i) the Agreement and Plan of Merger, dated as of February 25, 1997, by and among Baker Hughes, Merger Sub, Merger Grandsub, Petrolite, and Barnickel (the "Merger Agreement"), and (ii) certain representations made by officers of Petrolite, Barnickel, and Baker Hughes and by stockholders of Petrolite.

         Based upon and subject to the foregoing, assuming that the Petrolite Merger and related transactions will take place in accordance with all the terms of the Merger Agreement and assuming that all representations remain true as of the closing date, it is our opinion that the Petrolite Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, assuming that the Petrolite Merger constitutes such a reorganization, except for Petrolite stockholders described in the first paragraph under the caption "The Mergers -- Certain Federal Income Tax Consequences," in the Registration Statement on Form S-4 of Baker Hughes being filed on or about the date hereof (the "Registration Statement"), (i) no gain or loss will be recognized by stockholders of Petrolite upon the conversion of their shares of Petrolite common stock into shares of Baker Hughes common stock pursuant to the terms of the Petrolite Merger (except to the extent cash is received in lieu of fractional shares),





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Petrolite Corporation                  2                           May 30, 1997



(ii) the tax basis of the shares of Baker Hughes common stock into which shares of Petrolite common stock are converted pursuant to the Petrolite Merger (including any fractional shares of Baker Hughes common stock deemed received) will be the same as the tax basis of such Petrolite common stock exchanged therefor, and (iii) the holding period for shares of Baker Hughes common stock into which shares of Petrolite common stock are converted pursuant to the Petrolite Merger will include the period that such shares of Petrolite common stock were held by the holder, provided such shares were held as a capital asset by the holder.

         The opinion expressed herein is solely for your benefit and for the benefit of holders of outstanding Petrolite common stock and may not be relied on in any manner or for any purpose by any other person or entity. The delivery of this opinion is not intended to satisfy the condition to the closing of the Petrolite Merger set forth in Section 9.2(b) of the Merger Agreement.

         In addition, we hereby consent to the filing of this opinion as
Exhibit 8.1 to the Registration Statement and to the references to our Firm under the captions "The Mergers -- Background of the Mergers," "The Mergers -- Certain Federal Income Tax Consequences," "Certain Provisions of the Merger Agreement -- Conditions to the Mergers" and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,

                                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



                                    By: /s/ STUART Z. KATZ
                                       --------------------------------------
                                            Stuart Z. Katz